                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

I, William C. Vinck, agree to the terms and conditions of employment with VelocityHSI, Inc. (the "Company") set forth in this Employment Agreement ("Agreement").

          1.   Term of Employment. My employment under this Agreement shall
               ------------------
commence on September 28, 2000 and shall end on September 27, 2003 ("Expiration Date"), or such earlier date on which my employment is terminated under Section 5 of this Agreement (the "Term").

          2.   Nature of Duties.  I shall be the Company's Executive Vice
               ----------------
President and Chief Operating Officer. As such, I shall work exclusively for the Company and shall have all of the customary powers and duties associated with that position. I shall devote my full business time and effort to the performance of my duties for the Company, which I shall perform faithfully and to the best of my ability. I will report directly to the Board of Directors.

          3.   Place of Performance.  I shall be based at the Company's
               --------------------
principal place of business, which shall be located within the vicinity of the greater San Francisco Bay Area, as determined by the Company, except for required travel on the Company's business.

          4.   Compensation and Related Matters.
               --------------------------------

          (a) Base Salary. The Company shall pay me base salary at an annual rate of $185,000, or such higher amount as it elects to pay me. The Company's Board of Directors shall award me such annual increases to my base salary as they deem appropriate in their sole discretion and once the Company has increased my base salary, it thereafter shall not be reduced. My base salary shall be paid in conformity with the Company's salary payment practices generally applicable to other similarly situated Company executives.

          (b) Bonuses. I shall be eligible for bonuses and other incentive compensation under bonus and incentive compensation plans generally available to other similarly situated Company executives. Pursuant to such plans, I shall be eligible for an annual bonus targeted at 50% of my base salary and up to 100% of base salary based on achievement of operating and performance criteria established by the Board of Directors.

          (c) Stock Options, Restricted Stock, and Incentive Plans. I shall be eligible to participate in all stock option, restricted stock, and incentive plans generally available to other similarly situated Company executives, and as determined by the Company's Board of Directors. I shall be entitled to receive, under the Company's 2000 Equity Incentive Plan, options to purchase 500,000 shares of the Company's common stock, par value $0.01 per share, at an exercise price of $1.9688 per share. These options shall vest and become exercisable as to 16 2/3% on March 28, 2001 and 16 2/3% every six months thereafter.

          (d) Standard Benefits. During my employment, I shall be entitled to participate in all employee benefit plans and programs, including but not limited to, savings or profit-sharing plans, deferred compensation plans, stock option, incentive or other bonus plans, life disability, health, accident and other insurance programs, paid vacations, and similar plans and programs, to the same extent generally available to other similarly situated Company executives, in accordance with the terms of those plans and programs. The Company shall have the right to terminate or change any such plan or program at any time.

          (e) Supplemental Benefits. In addition to the foregoing, I shall be granted the following benefits during the entire term of my employment:

          (i)    Apartment Rental.  For the first year of my employment, the
                 ----------------
Company shall provide me with the use of a furnished apartment, of such kind and quality as is customary for a person in my position, within reasonable proximity to the Company's principal place of business, all as determined by the Company. I understand that the Company will allow me reasonable input on the selection of the apartment.

          (ii)   Car Allowance.  The Company shall provide me with the use of
                 --------------
a car, the type and model at my discretion, provided that the monthly lease payments paid by the Company, calculated on a 36 month lease, shall not exceed $500.00.

          (f) Indemnification. The Company shall extend to me the same indemnification arrangements as are generally provided to other similarly situated Company executives, including after termination of my employment.

          (g) Expenses. I shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses I incur in connection with my employment, but I must incur and account for those expenses in accordance with the policies and procedures established by the Company. My expenses shall include reimbursement for round trip travel to my home in Scottsdale, Arizona in an amount not to exceed $1,500 per month.

          5.   Termination.
               -----------

          (a) Rights and Duties. If my employment is terminated, I shall be entitled to the amounts or benefits shown in the applicable row in the following table, subject to Sections 5(b) through 5(i). The Company and I shall have no further obligations to each other, except the Company's ongoing indemnification obligation under Section 4(f), my confidentiality, etc. obligations under
Section 6, and our mutual arbitration obligations under Section 8, or as set forth in any agreement I subsequently enter into with the Company.

-------------------------------------------------------------------------------
        Method of Termination                   Benefits/Entitlements
-------------------------------------------------------------------------------
DISCHARGE FOR CAUSE                Prompt payment of (1) any unpaid base salary,
                                   expense reimbursements, or vacation days
                                   accrued prior to termination of employment,
                                   and (2) other
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
        Method of Termination                   Benefits/Entitlements
-------------------------------------------------------------------------------
                                   unpaid vested amounts then due me under
                                   Company compensation, incentive, and benefit
                                   plans.
-------------------------------------------------------------------------------
DISABILITY                         Same as for "Discharge for Cause" EXCEPT that
                                   my base salary and bonus eligibility shall
                                   continue until the earliest of (1) the
                                   Agreement's Expiration Date, (2) the first
                                   anniversary of the start of my Disability
                                   absence, or (3) my death, and in each case
                                   shall be reduced by other Company-provided
                                   disability benefits available to me.
-------------------------------------------------------------------------------
DISCHARGE OTHER THAN  FOR CAUSE    Same as for "Discharge for Cause" EXCEPT
 OR DISABILITY                     that my base salary and the bonus entitlement
                                   provided below, but not my employment, shall
                                   continue through the Agreement's Expiration
                                   Date, or for one year, whichever comes first.
                                   If I am discharged during the first year of
                                   the Term, I shall be entitled to a bonus of
                                   50% of my annual base salary. If I am
                                   discharged during the second year of the
                                   Term, I shall be entitled to a bonus equal to
                                   the actual bonus I received for my employment
                                   during the first year of the Term pursuant to
                                   Subsection 4(b). If I am terminated during
                                   the third year of the Term, I shall be
                                   entitled to a bonus equal to the average of
                                   the actual bonus I received for my employment
                                   during the first and second year of the Term
                                   pursuant to Subsection 4(b).
-------------------------------------------------------------------------------
RESIGNATION WITHOUT GOOD REASON    Same as for "Discharge for Cause."
-------------------------------------------------------------------------------
RESIGNATION WITH GOOD REASON       Same as for "Discharge Other Than for Cause
                                   or Disability."
-------------------------------------------------------------------------------
EXPIRATION OF AGREEMENT            Same as for "Discharge for Cause."
-------------------------------------------------------------------------------
DEATH                              Same as for "Discharge for Cause" EXCEPT that
                                   payments shall be made to the person or
                                   entity prescribed by Company policies, and
                                   any death benefits under Company employee
                                   benefit plans or programs payable due to my
                                   death shall also be paid.
-------------------------------------------------------------------------------

          (b) General Release. I understand and acknowledge that I will only receive the severance payments and/or benefits provided for in Section 5(a) above if I sign a general release form furnished to me by the Company, which shall be substantially in the form attached as Schedule 1 to this Agreement, within 60 days after my employment ends (or within 60 days after an arbitrator determines that I am entitled to such payments if I sign the general release) and

I do not thereafter properly revoke the release. If I do not sign the release for any reason, or if after signing, I revoke the release, I shall only be entitled to the benefits/entitlements applicable to a "Discharge for Cause".

          (c) Discharge for Cause. The Company may terminate my employment at any time if it believes in good faith that it has Cause to terminate me. "Cause" shall include, but not be limited to:

          (i) my refusal to follow written, lawful directions or my material failure to perform my duties (other than by reason of physical or mental illness, injury, or condition), in either case, after I have been given notice of my default and a reasonable opportunity to cure it;

          (ii)  my material failure to comply with Company policies; or

          (iii) my engaging in conduct that is or may be unlawful or disreputable, to the possible detriment of the Company and its subsidiaries and affiliates, and their predecessors and successors, or my own reputation.

If I am discharged for Cause, I will only receive the benefits to which I am entitled under Section 5(a).

          (d) Termination for Disability. The Company may terminate my employment on account of Disability, or may transfer me to inactive employment status, which shall have the same effect under this Agreement as a termination for Disability. "Disability" means a physical or mental illness, injury, or condition that prevents me from performing substantially all of my duties under this Agreement for at least 90 consecutive calendar days or for at least 120 calendar days, whether or not consecutive, in any 365 calendar day period, or is likely to do so, as certified by a physician selected by the Company's Board of Directors.

          (e) Discharge Other Than for Cause or Disability. The Company may terminate my employment at any time for any reason, and without advance notice. Except as provided in Section 5(b), if I am terminated by the Company other than for Cause under Section 5(c) or for Disability under Section 5(d), I will only receive the special benefits to which I am entitled to under Section 5(a).

          (f) Resignation. I promise not to resign my employment before the Expiration Date unless I have been given Good Reason to do so, and, in any event, not without giving the Company at least thirty (30) days' advance written notice. Except as provided in Section 5(b), if I resign, I will receive the benefits to which I am entitled under Section 5(a). "Good Reason" means the occurrence of any of the following without my express written consent:

          (i)   Demotion.  My duties or responsibilities are substantially and
                --------
adversely altered from those in effect at the time of my initial employment other than merely as a result of a change in my title, or my transfer to a subsidiary or affiliate of the Company.

          (ii)  Pay Cut.  My annual base salary is reduced by more than ten
                -------
percent.

          (iii)  Relocation.  My principal office is transferred to another
                 ----------
location, which increases my one-way commute to work by more than 60 minutes, based on my residence when the transfer is announced or, if I consent to the transfer, the Company fails to pay (or reimburse me) for all reasonable moving expenses I incur in changing my principal residence in connection with the relocation

          (iv)   Breach of Promise.  A material breach of this Agreement by the
                 -----------------
Company, including the Company's failure to pay me any present or deferred compensation within 7 days after such payment is due to me.

          (v)    Discontinuance of Compensation Plan Participation.  The Company
                 -------------------------------------------------
fails to continue, or continue my participation in, any compensation plan in which I participated that is material to my total compensation, unless an equitable substitute arrangement has been adopted or made available on a basis not materially less favorable to me, both as to the benefits I receive and my level of participation relative to other participants.

          (vi)   Discontinuance of Benefits.  The Company stops providing me
                 --------------------------
with benefits that, in the aggregate, are substantially as valuable to me as those I enjoyed under the Company's pension, savings, deferred compensation, life insurance, medical, health, disability, accident, vacation, or fringe benefit plans, programs, and arrangements.

          (vii)  Constructive Discharge.  I am constructively discharged, as
                 ----------------------
determined under California statutes and case law as in effect at the time I executed this contract, including any requirement under such law that I give the Company notice and an opportunity to cure the grounds that I believe resulted in my constructive discharge.

          (viii) Notice of Prospective Action.  I am officially notified (or
                 ----------------------------
it is officially announced) that the Company will take any of the actions listed above during the term of this Agreement.

However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (1) I do not terminate employment within thirty (30) days after the event occurs; (2) the Company reverses the action or cures the default that constitutes Good Reason within fourteen (14) days after I notify it in writing that Good Reason exists before I terminate employment; or (3) I was a primary instigator of the Good Reason event and the circumstances make it inappropriate for me to receive Good Reason resignation benefits under this Agreement (e.g., I agree temporarily to relinquish my position on the occurrence of a merger transaction I negotiate). If I have Good Reason to terminate employment, I may do so even if I am on a leave of absence due to physical or mental illness or any other reason, but I must do so before my actual or constructive Disability termination.

          (g) Death. If I die while employed under this Agreement, the payments required by Section 5(a) in the event of my death shall be made.

          (h) Disputes Under This Section. All disputes relating to this Agreement, including disputes relating to this section, shall be resolved by final and binding arbitration under Section 8. For example, if I and the Company disagree as to whether the Company had Cause to terminate my employment, we will resolve the dispute through arbitration; the arbitrator will decide whether the Company had Cause to terminate me.

          (i) Offset. Any amounts payable to me under this Section shall first be offset against any amounts I owe the Company at the time of termination.

          6.   Confidentiality.  I acknowledge that I currently possess or will
               ---------------
acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company. I agree that the Company would be irreparably harmed if I used or disclosed this information. To prevent this harm, I am making the promises set forth in this
Section 6. I expressly agree that the Company shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation by me of these promises.

          (a) Promise Not To Disclose. I promise never to use or disclose any such confidential information before it has become generally known within the relevant industry through no fault of my own. I agree that this promise shall never expire.

          (b) Promise Not To Interfere. I further agree that, while this Agreement is in effect and for 12 months after its termination, I will not, in any material manner, interfere with, damage or disrupt any aspect of the Company's business, including the Company's relationship with its customers or employees. I understand that the foregoing obligation requires, among other things, that: (1) as to any customer or supplier of the Company with whom I had dealings or about whom I acquired proprietary information during my employment, I will not solicit or attempt to solicit any such customer or supplier to do business with any person or entity other than the Company; and (2) I will not solicit for employment any person who is, or within the preceding 6 months was, an officer, manager, employee, or consultant of the Company.

          (c) Promise Not To Engage In Certain Employment. I agree that, while this Agreement is in effect and for 18 months after its termination, I will not accept any employment or engage in any activity, without the written consent of the Chairman of the Board if the loyal and complete fulfillment of my duties would inevitably require me to reveal or utilize trade secrets or other confidential information that I have promised not to disclose, as reasonably determined by Chairman of the Board.

          (d) Return of Confidential Information. When my employment with the Company ends, I will promptly deliver to the Company or, at its written instruction, destroy all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, in my possession or control.

          (e) Promise To Discuss Proposed Actions In Advance. To prevent the inevitable use or disclosure of trade secrets or confidential information, I promise that, before I disclose or use information and before I commence employment, solicitations, or any other activity that could possibly violate the promises I have just made, I will discuss my proposed actions with Chairman of the Board, who will advise me whether my proposed actions would violate these promises.

          7.   Notice.
               ------

          (a) To the Company. I will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies me to use):

               VelocityHSI, Inc.
               Attention:  Stephen E. Carlson
               2175 N. California Blvd., Suite 810
               Walnut Creek, CA 94596
               Fax:  (925) 952-5697
               Tel.: (925) 952-5600

          (b) To Me. All communications from the Company to me relating to this Agreement must be sent to me in writing at my Company office or in any other manner I notify the Company to use.

          (c) Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (1) when mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this section.

          8.   Arbitration of Disputes.  All disputes between me and the
               -----------------------
Company are to be resolved by final and binding arbitration in accordance with the Arbitration Procedures attached as Schedule 2 to this Agreement (except, if either I or the Company so elects, any dispute relating to trade secrets, confidentiality, proprietary information, or competition). I also agree to resolve through arbitration in accordance with such procedures any claim between me and any Company member, employee, officer, director, or other related person or entity that offers or agrees to arbitrate the claim in such manner. This arbitration agreement applies to, among other things, disputes about the validity, interpretation, or effect of this Agreement or alleged violations of it, claims of discrimination under federal or state law, or other statutory violation claims. Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this section. Should I or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys' fees incurred as a result of that breach. This section shall remain in effect after the termination of this Agreement.

          9.   Golden Parachute Limitation.  I agree that my payments and
               ---------------------------
benefits under this Agreement and all other contracts, arrangements, or programs shall not, in the aggregate, exceed the maximum amount that may be paid to me without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as amended, as determined in good faith by the Company's independent auditors. If any benefits must be cut back to avoid triggering such penalties, my benefits shall be cut back in the priority order designated by the Company. If an amount in excess of the limit set forth in this section is paid to me, I will repay the excess amount to the Company upon demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B). The Company and I agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits I receive.

          10.  Amendment.  No provisions of this Agreement may be modified,
               ---------
waived, or discharged except by a written document signed by me and a duly authorized Company officer. Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

          11.  Interpretation.  The validity, interpretation, construction, and
               --------------
performance of this Agreement shall be governed by the laws of the State of California (excluding any that mandate the use of another jurisdiction's laws).

          12.  Successors.  This Agreement shall be binding upon, and shall
               ----------
inure to the benefit of, me and my estate, but I may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which I participate. This Agreement shall be binding on any successor to the Company, or portion thereof, that agrees in writing to be bound by this Agreement, after the effective date of which the Company shall cease to have any further primary, secondary or other responsibilities or liabilities under this Agreement of any kind.

          13.  Validity.  The invalidity or unenforceability of any provision
               --------
of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          14.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

          15.  Entire Agreement.  All oral or written agreements or
               ----------------
representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. However, this Agreement does not override other written agreements I have executed relating to specific aspects of my employment including, but not limited to, the Settlement Agreement and General Release and any confidentiality agreements.

          16.  Former Employers.  I am not subject to any employment,
               ----------------
confidentiality, or other agreement or restriction that would prevent me from fully satisfying my duties under this Agreement or that would be violated if I did so. I agree not to disclose proprietary information belonging to a former employer or other entity without its written permission. I will indemnify and hold the Company harmless from any liabilities, including defense costs, it may incur because I am alleged to have improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges my entering into this Agreement or rendering services pursuant to it.

                                      ***

I ACKNOWLEDGE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT AND THAT I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

I FURTHER ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ALL OF IT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND TAX ADVISOR AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISHED TO DO SO. I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

                                         VELOCITYHSI, INC.



Dated: ___________________      By:       /s/ Stephen E. Carlson
                                      ----------------------------------------
                                Name:  Stephen E. Carlson
                                Title: President and Chief Executive Officer

Dated: ___________________
                                _______________________________________________
                                              William C. Vinck

                                   SCHEDULE 1
                                   ----------

                   SETTLEMENT AGREEMENT AND GENERAL RELEASE

          VelocityHSI, Inc. and I agree as follows:

          Section 1 --  Benefits

          (a) In General: The Company promises that, within 10 days after I sign this Release, I will receive the amount or benefits set forth in Section 1(b) that are conditioned on my execution of this Release. I may revoke this Release within 7 days after I sign it, in which case I will not receive amounts or benefits that are conditioned on my execution of this Release. I acknowledge that the Company is not otherwise required to pay or provide me such amounts or benefits.

          (b) Benefits: [describe the benefits to be paid, including any amounts due under Company benefit plans, option agreements, etc.]


          Section 2 --  Complete Release

          (a) In General: I irrevocably and unconditionally release all the Claims described in Section 2(b) that I may now have against the Released Parties listed in Section 2(d), except that I am not releasing any Claim that relates to: (1) my right to enforce this Release; (2) any rights I may have to indemnification from personal liability unrelated to Claims I am releasing; or
(3) my right, if any, to government-provided unemployment benefits.

          (b) Claims Released: Subject only to the exceptions just noted, I am releasing all known and unknown claims, promises, causes of action, or similar rights of any type that I may have ("Claims") with respect to any Released Party listed in Section 2(d). I understand that the Claims I am releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

          Anti-discrimination statutes, such as the Age Discrimination in
          ----------------------------
Employment Act and Executive Order 11,141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment discrimination, such as the California Fair Employment and Housing Act, which prohibits discrimination in employment based on race, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, or age.

          Federal employment statutes, such as the WARN Act, which requires
          ---------------------------
that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave

Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans' reemployment rights laws.

          Other laws, such as any federal, state, or local laws providing
          ----------
workers' compensation benefits, restricting an employer's right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, such as California Labor Code Section 200 et seq., relating to salary, commission, compensation, benefits, and other matters; the California Workers' Compensation Act; or any applicable California Industrial Welfare Commission order.

          Examples of released Claims include, but are not limited to:  (i)
          ---------------------------
Claims that in any way relate to my employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or
(iv) any Claims to attorneys' fees or other indemnities with respect to Claims I am releasing.

          (c) Unknown Claims: I understand that I am releasing Claims that I may not know about. That is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue and even though I might then regret having signed this Release. Nevertheless, I am assuming that risk and I agree that this Release shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so.

          (d) Released Parties: The Released Parties are the Company, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

          Section 3 --  Promises

          (a) Employment Termination: I agree that my employment with the Company will end forever on [date], and I promise never to seek employment with the Company in the future.

          (b) Pursuit of Released Claims: Except as specifically identified below, I have not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this Release purports to waive, and I promise never to file or prosecute a lawsuit, complaint, or charge based on such Claims. I promise never to seek any damages, remedies, or other relief for myself personally (any right to which I hereby waive) by filing or prosecuting a charge with any administrative agency with respect to any such Claim. I promise to request any administrative agency or other body assuming jurisdiction of any such lawsuit, complaint, or charge to withdraw from the matter or dismiss the matter with prejudice. [if applicable: I agree to cause the withdrawal or dismissal with prejudice of [describe the lawsuit, etc., precisely (including the docket number)] within 5 days after this Release becomes irrevocable, and until such withdrawal or dismissal is accepted or ordered, no amounts otherwise due me under this Release shall become payable.]

          (c) Company Property: By my last day of work, I will return to the Company all files, memoranda, documents, records, copies of the foregoing, credit cards, keys, and any other property of the Company in my possession.

          (d) Taxes: I am responsible for paying any taxes on amounts I receive because I signed this Release. I agree that the Company is to withhold all taxes it determines it is legally required to withhold, except as expressly otherwise provided in Section 1. I agree to indemnify the Company for all expenses, penalties, or interest charges it incurs as a result of not paying payroll taxes on, or withholding taxes from, amounts paid under this Release. I further agree not to make any claim against the Company or any other person based on how the Company reports amounts paid under this Release to tax authorities or if an adverse determination is made as to the tax treatment of any amounts payable under this Release. In addition, I understand and agree that the Company has no duty to try to prevent such an adverse determination.

          (e) Ownership of Claims: I have not assigned or transferred any Claim I am purporting to release, nor have I attempted to do so.

          (f) Nonadmission of Liability: I agree not to assert that this Release is an admission of guilt or wrongdoing and I acknowledge that the Released Parties do not believe or admit that any of them has done anything wrong.

          (g) No Disparagement or Harm: I agree not to criticize, denigrate, or disparage any Released Party. I agree not to incur any expenses, obligations, or liabilities on behalf of the Company.

          (h) Nondisclosure: I agree to remain bound by all proprietary information, trade secrets, innovation, and nonsolicitation agreements or covenants to which I am currently a party.

          (i) Implementation: I and the Company agree to sign any documents and do anything else that is necessary in the future to implement this Release.

          (j) Other Representations: In addition to any other representations in this Release, I have made the following representations to the Company, on which I acknowledge it has relied in entering into this Release with me: I have not suffered any discrimination on account of my age, sex, race, national origin, marital status, sexual orientation, or any other protected status, and none of these ever has been an adverse factor used against me by any Released Party. I have not suffered any job-related wrongs or injuries for which I might still be entitled to compensation or relief, such as an injury for which I might receive a workers' compensation award in the future.

          (k) False Claims Representations and Promises: I have disclosed to the Company any information I have concerning any conduct involving the Company that I have any reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation the Company undertakes into matters occurring during my employment with the Company. I understand that nothing in this Release prevents me from cooperating with any U.S. government investigation.

          (l) Cooperation Required: I agree that, as requested by the Company, I will fully cooperate with the Company in effecting a smooth transition of my responsibilities to others. I agree to spend up to a maximum of [number] hours per month, through [date]. To the extent I incur out-of-pocket expenses (such as postage costs or telephone charges) in assisting the Company at its request, the Company will mail me a reimbursement check for those expenses within 15 days after it receives my request for payment with satisfactory written substantiation of the claimed expenses.

          (m) This Agreement to be Kept Confidential: I agree not to disclose the underlying facts that led up to this Release or the terms, amount, or existence of this Release to anyone other than a member of my immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person's violation of this confidentiality requirement will be treated as a violation of this Release by me. This subsection does not prohibit my disclosure of the terms, amount, or existence of this Release to the extent necessary legally to enforce this Release, nor does it prohibit disclosures to the extent otherwise legally required (but only if I notify the Company of a disclosure obligation or request within 1 day after I learn of it and permit the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure). I acknowledge that the Company would be irreparably harmed if this subsection is violated.

          Section 4 --  Consequences of Violating my Promises

          (a) General Consequences: In addition to any other remedies or relief that may be available, I agree to pay the reasonable attorneys' fees and any damages Released Parties may incur as a result of my breaching a promise I made in this Release (such as by suing a Released Party over a released Claim) or if any representation I made in this Release was false when made. I further agree that the Company would be irreparably harmed by any actual or threatened violation of Section 3 that involves disclosure of the existence, terms, or amount payable under this Release, or disclosure or use of confidential information or trade secrets or solicitation of employees, customers, or suppliers, and that the Company will be entitled to an injunction prohibiting me from committing any such violation.

          (b) Challenges to Validity: Should I attempt to challenge the enforceability of this Release, I agree first (1) to deliver a certified check to the Company for all amounts I have received because I signed this Release, plus 10 percent interest per annum, (2) to direct in writing that all future benefits or payments I am to receive because I signed this Release be suspended, and (3) to invite the Company to cancel this Release. If the Company accepts my offer, this

Release will be canceled. If it rejects my offer, the Company will notify me and deposit the amount I repaid, plus all suspended future benefits and payments, in an interest-bearing account pending a determination of the enforceability of this Release. If the Release is determined to be enforceable, the Company is to pay me the amount in the account, less any amounts I owe the Company. If the Release is determined to be unenforceable, the amount credited to the account shall be paid to the entities that paid the consideration for this Release in proportion to their payments, and the suspension of future benefits or payments shall become permanent.

          Section 5 --  Consideration of Release

          I acknowledge that, before signing this Release, I was given a period of at least 21 days in which to consider this Release. I waive any right I might have to additional time beyond this consideration period within which to consider this Release. I further acknowledge that: (1) I took advantage of this period to consider this Release before signing it; (2) I carefully read this Release; (3) I fully understand it; (4) I am entering into it voluntarily; (5) I am receiving valuable consideration in exchange for my execution of this Release that I would not otherwise be entitled to receive; and (6) the Company, in writing, encouraged me to discuss this Release with my attorney (at my own expense) before signing it, and I did so to the extent I deemed appropriate.

          Section 6 --  Miscellaneous

          (a) Entire Agreement: This is the entire agreement between me and the Company. This agreement may not be modified or canceled in any manner except by a writing signed by both me and an authorized Company official. I acknowledge that the Company has made no representations or promises to me (such as that my former position will remain vacant), other than those in or referred to by this Release. If any provision in this Release is found to be unenforceable, all other provisions will remain fully enforceable.

          (b) Successors: This Release binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

          (c) Interpretation: This Release shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the term "or" shall be deemed to include the term "and" and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release. Except to the extent governed by federal law, this Release shall be governed by the statutes and common law of the State of California (excluding any that mandate the use of another jurisdiction's laws).

          (d) References: If it is necessary for me to give a prospective employer a reference to someone in the Company, I agree only to use [name of position] as a reference. [Name of position] or his or her delegate will not disclose any information other than the dates of my employment with the Company and a list of the positions I held with it.

          Section 7 --  Arbitration of Disputes

          I acknowledge that the arbitration provisions of my written employment agreement with the Company, which are hereby incorporated by reference, shall remain in effect.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY
SECTION 5 AND YOU SHOULD CONSULT YOUR ATTORNEY.

Executed on this       day of               , 2000

                              /s/ William C. Vinck
                              ---------------------------------------
                              William C. Vinck


                              VELOCITYHSI, INC.

                              By:  /s/ Stephen E. Carlson
                                   --------------------------
                              Name: Stephen E. Carlson
                                    -------------------------
                              Title:  President and CEO
                                      -----------------------

                                   SCHEDULE 2
                                   ----------

                            ARBITRATION PROCEDURES

          (a)  Request for Arbitration

          A person or entity asserting a claim to be arbitrated under these arbitration procedures (Plaintiff) must submit a request for arbitration to the person or entity against whom the claim is being asserted (Defendant). The Plaintiff or Defendant may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.

          (b)  Applicable Arbitration Rules

          The arbitration shall be held under the auspices of either the American Arbitration Association (AAA) or the Judicial Arbitration and Mediation Service (JAMS), whichever is chosen by the Defendant. Except as provided below, the arbitration shall be in accordance with the AAA or JAMS's then-current employment dispute resolution rules (depending on which is selected). The Arbitrator shall apply the Federal Rules of Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern all arbitrations that take place under these procedures (or that are required to take place under them), and shall govern the interpretation or enforcement of these procedures or any arbitration award. To the extent that the Federal Arbitration Act is inapplicable, California law pertaining to arbitration agreements shall apply.

          (c)  Arbitrator

          The Arbitrator shall be an attorney familiar with employment matters who is licensed to practice law in the state in which the arbitration is convened. The Arbitrator shall be selected in the following manner from a list of 11 arbitrators drawn by the sponsoring organization under whose auspices the arbitration is being conducted and taken from its panel of labor and employment arbitrators. Each party shall designate all arbitrators on the list whom they find acceptable; the parties shall then alternately strike arbitrators from the list of arbitrators acceptable to both parties, with the Defendant striking first. If only one arbitrator is acceptable to both parties, he or she will be the Arbitrator. If none of the arbitrators is acceptable to both parties, a new panel of arbitrators shall be obtained from the sponsoring organization and the selection process shall be repeated.

          (d)  Location

          The arbitration will take place in or near the city in which the Plaintiff is or was last employed by VelocityHSI, Inc. (Company) or, if not employed by the Company, is domiciled, or in such other location as may be acceptable to both the Plaintiff and the Defendant.

          (e)  Authority of Arbitrator

          The Arbitrator shall have the authority to resolve any factual or legal claim, including the interpretation, applicability, or enforceability of these arbitration procedures and any claim that these procedures are void or voidable. The arbitration shall be final and binding on all parties.

          (f)  Experts, Depositions, and Discovery

          Except as otherwise permitted by the Arbitrator, on a showing of substantial need, either party may: (1) designate one expert witness; (2) take the deposition of one individual and the other party's expert witness; (3) propound requests for production of documents; and (4) subpoena witnesses and documents.

          (g)  Pre-Hearing Procedures

          At least 30 days before the arbitration hearing, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the hearing. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary.

          (h)  Transcripts

          Either party may arrange for a court reporter to provide a stenographic record of the proceedings at the party's own cost.

          (i)  Post-Hearing Procedures

          Either party, on request at the close of the hearing, may be given leave to file a post-hearing brief within the time limits established by the Arbitrator.

          (j)  Costs and Attorneys' Fees

          The Plaintiff and the Defendant equally shall share the fees and costs of the Arbitrator, except that in any dispute between an individual and a business entity (1) the maximum cost to the individual shall not exceed the greater of $1,000 or 20 percent of the amount at issue, (2) the individual shall not be required to pay any of the Arbitrator's fees and costs if such a requirement would make mandatory arbitration under these procedures unenforceable, and (3) on a showing of material hardship, the business entity, in its discretion, may advance all or part of the individual's share of the fees and costs, in which case the latter shall reimburse the former out of the proceeds of any arbitration award that he or she receives. Each party shall pay its own costs and attorneys' fees. The Arbitrator may, in his or her discretion, award reasonable attorneys' fees to the prevailing party.

          (k)  Arbitration Award

          The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations. Within 20 days after issuance of the Arbitrator's award and opinion, either party may file with the Arbitrator a motion to reconsider, which shall be accompanied by a supporting brief. If such a motion is filed, the other party shall have 20 days from the date of the motion to respond, after which the Arbitrator shall reconsider the issues raised by the motion and either promptly confirm or promptly change his or her decision. The decision shall then be final and conclusive on the parties. Arbitrator fees and other costs of a motion for reconsideration shall be borne by the losing party, unless the Arbitrator orders otherwise. Either party may bring an action in any court of appropriate jurisdiction to enforce an arbitration award. A party opposing enforcement of an arbitration award may not do so in an enforcement proceeding, but must bring a separate action in a court of competent jurisdiction to set aside the award. In any such action, the standard of review shall be the same as that applied by an appellate court reviewing the decision of a trial court in a nonjury trial.

          (l)  Severability

          The invalidity or unenforceability of any part of these arbitration procedures shall not affect the validity of the rest of the procedures.